Exhibit 99.1

FOR IMMEDIATE RELEASE

RCS Capital Corporation to Participate at the

Citi Asset Management, Broker Dealer, & Exchanges Investor Conference

NEW YORK, NEW YORK, March 9, 2015 - RCS Capital Corporation (“RCS Capital”) (NYSE: RCAP), announced today that it will participate in a moderated discussion at the Citi Asset Management, Broker Dealer, & Exchanges Investor Conference on Tuesday, March 10, 2015 at the Citi Conference Center in New York City at 10:30 a.m. ET.

RCS Capital’s executive management team, including Michael Weil, Chief Executive Officer of RCS Capital, Lawrence “Larry” Roth, Chief Executive Officer of Cetera Financial Group, Brian D. Jones, Chief Financial Officer of RCS Capital, and Andrew G. Backman, Managing Director, Investor Relations and Public Relations, will be participating at the conference.

The moderated discussion will be broadcast live over the Internet and can be accessed through the Company's website, www.rcscapital.com. To listen, please go to the website's “Investor Relations” section at least 15 minutes prior to the start of the broadcast to register and download any necessary audio software. For those who are not able to listen to the live broadcast, a replay will be available shortly following the conference on the RCS Capital website.

About RCS Capital

RCS Capital Corporation (NYSE: RCAP) is a full-service investment firm expressly focused on the individual retail investor. With operating subsidiaries including retail advice services, wholesale distribution, investment banking, capital markets, investment research, investment management and crowdfunding, RCS Capital's business is designed to capitalize, support, grow and maximize value for the investment programs it distributes and the independent advisors and clients it serves. Additional information about RCS Capital can be found on its website at www.rcscapital.com. RCS Capital may disseminate information about itself, including the results of its operations and financial information, via social media platforms such as Facebook, LinkedIn and Twitter.

Important Notice

The statements in this press release, as well as statements made during the moderated discussion noted above, include statements regarding the intent, belief or current expectations of RCS Capital and members of our management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should,” “look forward” or similar expressions. Actual results may differ materially from those contemplated by such forward-looking statements due to certain factors, including our ability to consummate our pending acquisitions of additional businesses. Additional factors that may affect future results are contained in RCS Capital's filings with the SEC, which are available at the SEC's website at www.sec.gov. Further, forward-looking statements speak only as of the date they are made, and we undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.

Media Inquiries: Investor Inquiries:

Jonathan Keehner Mahmoud Siddig Joele Frank, Wilkinson Brimmer Katcher jKeehner@joelefrank.com msiddig@joelefrank.com (212) 355-4449	Andrew G. Backman Managing Director Investor Relations and Public Relations RCS Capital Corporation ABackman@rcscapital.com (917) 475-2135	Brian D. Jones Chief Financial Officer RCS Capital Corporation BJones@rcscapital.com (646) 937-6903